Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258382

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2024

Preliminary prospectus supplement

(To Prospectus dated August 2, 2021)

The Timken Company

€      % Senior Notes due 20

We are offering €     principal amount of  % Senior Notes due 20 , which we refer to in this prospectus supplement as the “notes.”

We will pay interest on the notes on       of each year, beginning on    , 2025. The notes will mature on    , 20 . The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 above that amount.

We may redeem the notes, in whole or in part, at any time and from time to time at our option at the applicable redemption price described under the heading “Description of notes—Optional Redemption.” In addition, we may redeem the notes in whole, but not in part, at any time at our option in the event of certain developments affecting U.S. taxation as described under “Description of notes—Redemption for Tax Reasons.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness that we may incur in the future. The notes will not be the obligation of any of our subsidiaries. For a more detailed description of the notes, see “Description of notes.”

The notes will be a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange, or “NYSE”. The listing application will be subject to approval by NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently there is no public market for the notes.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See the “Risk factors” section beginning on page S-10 of this prospectus supplement.

	Per Note		Total
Public offering price (1)		%	€
Underwriting discount		%	€
Proceeds (before expenses) to us		%	€

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

The notes will be ready for delivery in book-entry form through a common depositary of Clearstream Banking, société anonyme, or “Clearstream,” and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or “Euroclear,” against payment in immediately available funds on or about     , 2024, which is the     London business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+ ”).

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan

Passive Bookrunners

BofA Securities	Wells Fargo Securities

The date of this prospectus supplement is    , 2024.

Prospectus Supplement

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About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We are responsible for the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States of America. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States, or “GAAP”.

Unless otherwise specified, the euro / U.S. dollar rate of exchange with respect to the notes used in this prospectus supplement is €1.00 = $    , as of noon, New York City time on    , 2024, on the Bloomberg page “BFIX.”

References in this prospectus supplement to the terms “the Company,” “Timken,” “we,” “our,” “us” or similar terms mean The Timken Company and its direct and indirect subsidiaries, unless we state otherwise or the context indicates otherwise. All financial data presented in this prospectus supplement is the financial data of Timken and its consolidated subsidiaries, unless otherwise indicated.

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to their date of delivery will be required, by virtue of the fact that the notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

IN CONNECTION WITH THIS OFFERING, GOLDMAN SACHS & CO. LLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER), MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. ANY STABILIZATION ACTION OR OVER-ALLOTMENT WILL BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL

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APPLICABLE LAWS AND RULES. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

Notice to Prospective Investors in the European Economic Area

PRIIPs Regulation / Prohibition of sales to European Economic Area retail investors. The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA (a “Member State”) will be made pursuant to an exemption under the Prospectus Regulation, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in a Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.

EU MiFID II product governance / Professional investors and eligible counterparties only target market. Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the UK

UK PRIIPs Regulation / Prohibition of sales to UK retail investors. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and

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any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons who are outside the UK, or if in the UK, persons that are qualified investors within the meaning of Article 2(e) of the UK Prospectus Regulation and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, a Relevant Person. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the FSMA by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the UK only in circumstances in which Section 21(1) of the FSMA does not apply to the prospectus supplement and the accompanying prospectus.

The notes are not being offered or sold to any person in the UK except in circumstances which will not result in an offer of securities to the public in the UK within the meaning of Part VI of the FSMA.

UK MiFIR product governance / Professional investors and ECPs only target market. Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Where you can find more information

We are subject to the informational reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as

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reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at http://investors.timken.com. Information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2023;

•

the information in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024, specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024; and

•	our Current Reports on Form 8-K, filed on April 1, 2024, May 1, 2024 and May 6, 2024.

We are also incorporating by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of the notes described in this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3000

Attn: Neil Frohnapple, Investor Relations

Market and industry data

Market data included or incorporated by reference in this prospectus supplement is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly

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available information prepared by a number of sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information.

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus supplement that are not historical in nature (including our forecasts, beliefs and expectations) are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the Company due to a variety of factors, such as:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we or our customers or suppliers conduct business, including adverse effects from a global economic slowdown or recession, pandemics, epidemics or other public health concerns, terrorism, or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we, our customers or suppliers conduct business, changes in currency valuations, strained geopolitical relations between countries in which we have significant operations, and recent world events that have increased the risks posed by international trade disputes, tariffs and sanctions;

•

negative impacts to our business, results of operations, financial position or liquidity, disruption to our supply chains, negative impacts to customer demand or operations, and availability and health of employees, and governmental restrictions on travel and manufacturing operations;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand, disruptions to our supply chain, logistical issues associated with port closures or congestion, delays or increased costs, the effects of customer or supplier bankruptcies or liquidations, the impact of changes in industrial business cycles, our ability to effectively adjust the prices for our products in response to changing dynamics, the effects of distributor inventory corrections reflecting de-stocking of the supply chain and whether conditions of fair trade continue in our markets;

•

competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products or services by existing and new competitors, competition for skilled labor and new technology that may impact the way our products are produced, sold or distributed;

•

changes in operating costs. This includes: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability and cost of raw materials and energy; disruptions to our supply chain and logistical issues associated with port closures or congestion, delays or increased costs; changes in the expected costs associated with product warranty claims especially in industry segments with potential high claim values; changes in the global regulatory landscape (including with respect to climate change or other governmental regulations); changes resulting from inventory management and cost reduction initiatives; the effects of unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements and our goals associated with climate change and emissions or other sustainability initiatives; and changes in the cost of labor and benefits;

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•	the impact of inflation on employee expenses, shipping costs, raw material costs, energy and fuel costs and other production costs;

•

the success of our operating plans, announced programs, initiatives and capital investments; the ability to integrate acquired companies and to address material issues both identified and not uncovered during our due diligence review; and the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; realization of synergies and expected cash flow generation;

•	our ability to maintain appropriate relations with unions or works councils that represent our employees in certain locations in order to avoid disruptions of business;

•

the continued attraction, retention and development of management, other key employees, and other skilled personnel at all levels of our organization, the successful development and execution of succession plans and management of other human capital matters;

•

unanticipated litigation, claims, investigations, remediations or assessments. This includes: claims, investigations or problems related to intellectual property, product liability or warranty, foreign export, sanctions and trade laws, government procurement regulations, competition and anti-bribery laws, climate change, per- and polyfluoroalkyl substances, other environmental or health and safety issues, data privacy and taxes;

•

changes in worldwide financial and capital markets impacting the availability of financing on satisfactory terms as a result of financial stress affecting the banking system or otherwise, and the high interest rate environment, which affect our cost of funds and/or ability to raise capital, as well as customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	our ability to satisfy our obligations and comply with covenants under our debt agreements, maintain favorable credit ratings and our ability to renew or refinance borrowings on favorable terms;

•	the impact on our pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; and

•

the risk factors referred to or described in the “Risk factors” section of this prospectus and the other risk factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our other filings with the SEC.

Additional risks relating to our business, the industries in which we operate or the notes may be described from time to time in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP financial measures

In addition to providing results that are reported in accordance with GAAP, we have provided information on non-GAAP financial measures. These non-GAAP financial measures include adjusted EBITDA and free cash flow. This information is intended to supplement GAAP financial measures and is not intended to replace GAAP financial measures.

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Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for items that are not part of the Company’s core operations. These items include impairment, restructuring and reorganization charges, acquisition costs, including transaction costs and the amortization of the inventory step-up, property losses and recoveries, actuarial gains and losses associated with the remeasurement of the Company’s defined benefit pension and other postretirement benefit plans, gains and losses on the sale of real estate, gains and losses on divestitures, and other items from time to time that are not part of the Company’s core operations. Management believes adjusted EBITDA is useful to investors as it is representative of the Company’s core operations and is used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow represents net cash provided by operating activities less capital expenditures. Management believes free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy. For additional information about adjusted EBITDA and free cash flow, including reconciliations to the most directly comparable GAAP financial measures, see the “Summary—Summary consolidated financial data” section.

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Summary

This summary highlights significant aspects of our business and this offering, but it is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our company, we encourage you to read this prospectus supplement and accompanying prospectus carefully, including the information incorporated by reference herein and the other documents to which we have referred. In particular, we encourage you to read the historical financial statements and related notes, incorporated by reference in this prospectus supplement. Investing in the notes involves significant risks, as described in the “Risk factors” section.

Our company

We design and manufacture a growing portfolio of engineered bearings and industrial motion products and offer related services. With more than a century of knowledge and innovation, we continuously improve the reliability and efficiency of global machinery and equipment to move the world forward. Our growing product and services portfolio features many strong industrial brands, such as Timken®, GGB®, Philadelphia Gear®, Cone Drive®, Rollon®, Nadella®, Diamond®, Drives®, Groeneveld®, BEKA®, Des-Case®, Lovejoy® and Lagersmit®. We posted $4.8 billion in sales in 2023 and employ more than 19,000 people globally, operating in 45 countries. We operate under two reportable segments: (1) Engineered Bearings and (2) Industrial Motion. The following further describes these business segments:

•

Our Engineered Bearings segment features a broad range of product designs serving original equipment manufacturers, or “OEMs,” and end-users worldwide. We are a leading authority on tapered roller bearings and leverage our position by applying engineering know-how and technology across our entire bearing portfolio, which includes tapered, spherical and cylindrical roller bearings; plain bearings, metal-polymer bearings and rod end bearings; thrust and specialty ball bearings; and housed or mounted bearings. The Engineered Bearings portfolio features the Timken®, GGB® and Fafnir® brands and serves customers across global industries, including wind energy, agriculture, construction, food and beverage, metals and mining, automotive and truck, aerospace, rail and more.

•

Our Industrial Motion segment includes a diverse and growing portfolio of engineered products, including industrial drives, automatic lubrication systems, linear motion products and systems, chains, belts, couplings, filtration systems, seals and industrial clutches and brakes that keep systems running efficiently. Industrial Motion also includes industrial drivetrain services, which return equipment to like-new condition. The Industrial Motion portfolio features many strong brands, including Philadelphia Gear®, Cone Drive®, Spinea®, Rollon®, Nadella®, Groeneveld®, BEKA®, Des-Case®, Diamond®, Drives®, Timken® Belts, Lovejoy®, PT Tech® and Lagersmit®. Industrial Motion products are used across a broad range of industries, including solar energy, automation, construction, agriculture and turf, passenger rail, marine, aerospace, packaging and logistics, medical and more.

We create value by understanding customer needs and applying our know-how to serve a broad range of customers in attractive markets and industries across the globe. Our business strengths include our product technology, end-market diversity, geographic reach and aftermarket mix. We collaborate with OEMs to improve equipment efficiency with our engineered products and capture subsequent equipment replacement cycles by selling largely through independent channels in the aftermarket. We focus our international efforts and footprint in regions of the world where strong macroeconomic factors such as urbanization, infrastructure development and sustainability create demand for our products and services.

Our strategy

Our strategy has three primary elements:

•

Profitable Growth. We intend to expand into new and existing markets by leveraging our collective knowledge of materials science, friction management and power transmission to create value for our customers. Using a highly collaborative technical selling approach, we place particular emphasis on creating unique solutions for challenging and/or demanding applications. We intend to grow in attractive market sectors around the world, emphasizing those spaces that are highly fragmented, demand high service and value the reliability and efficiency offered by our products. We also target applications that offer significant aftermarket demand, thereby providing product and services revenue throughout the equipment’s lifetime.

•

Operational Excellence. We operate with a relentless drive for exceptional results and a passion for superior execution. We embrace a continuous improvement culture that is charged with increasing efficiency, lowering costs, eliminating waste, driving organizational advancement and agility, and building greater brand equity to fuel growth. This requires our ongoing commitment to attract, retain and develop the best talent across the world.

•

Capital Deployment to Drive Shareholder Value. We are focused on providing the highest returns for shareholders through our capital allocation framework, which includes: (1) investing in our core business through capital expenditures, research and development and initiatives to drive profitable organic growth; (2) pursuing strategic acquisitions to broaden our portfolio and capabilities across diverse markets, with a focus on engineered bearings, industrial motion products and related services; (3) returning capital to shareholders through dividends and share repurchases; and (4) maintaining a strong balance sheet and sufficient liquidity. As part of this framework, we may also restructure, reposition or divest underperforming product lines or assets.

Corporate information

Timken was founded in 1899, and we were incorporated as an Ohio corporation in 1904. Our principal executive offices are located at 4500 Mount Pleasant St. N.W., North Canton, Ohio 44720. Our main telephone number is (234) 262-3000, and our website is www.timken.com. We do not intend the information contained on or accessible through our website to be a part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement and the section entitled “Description of debt securities” in the accompanying prospectus.

Issuer	The Timken Company

Notes offered	€ aggregate principal amount of % Senior Notes due 20 .

Maturity	The notes will mature on , 20 .

Interest rate	The notes will bear interest at % per year.

Interest payment dates	Interest on the notes will accrue from the original issue date and will be payable on of each year, commencing on , 2025.

Currency of payments

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture (as defined below).

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including all other unsubordinated debt securities from time to time outstanding issued under the indenture pursuant to which the notes will be issued, or the “indenture.” The notes will be senior in right of payment to any of our future subordinated indebtedness and structurally subordinate to all existing and future obligations of our subsidiaries. The notes will be junior in right of payment to any of our existing and future secured indebtedness, including any debt outstanding under our variable rate accounts receivable facility, or the “Accounts Receivable Facility,”

that is secured by domestic trade receivables. The indenture will not restrict the issuance by us or our subsidiaries of senior unsecured indebtedness. See “Description of notes—General.”

As of March 31, 2024, as adjusted to give effect to this offering and the use of proceeds therefrom:

•	we would have had approximately $ million of availability under our senior unsecured revolving credit facility, or the “Senior Credit Facility”; and

•	we would have had approximately $ million of total indebtedness outstanding, $ million of which would have been outstanding under the Accounts Receivable Facility.

Form and denomination	The notes will be issued in fully registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Additional notes

We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise; provided, however, that any further notes shall be issued under a separate ISIN or Common Code number, unless such further notes are issued pursuant to a “qualified reopening” of the notes offered by this prospectus supplement, are otherwise treated as part of the same “issue” of debt instruments as the notes offered by this prospectus supplement or are issued with less than a de minimis amount of original issue discount, in each case for United States federal income tax purposes.

Optional redemption

The Company may redeem the notes in whole or in part at any time or from time to time at the redemption prices described under “Description of notes—Optional Redemption” with respect to such notes, which include accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. Depending on when such notes are redeemed, a make-whole premium may or may not be payable in respect of any such redemptions.

Offer to repurchase upon Change of Control Triggering Event

If we experience a “Change of Control Triggering Event,” we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of notes—Change of Control Triggering Event.”

Redemption of Tax Reasons	We may redeem the notes, in whole, but not in part, in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of notes—Payment of Additional Amounts.” The redemption price would be equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption. See “Description of notes—Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders in respect of any required withholding or deduction for any present or future tax, for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, as will result in receipt by beneficial owners of the notes that are not United States Persons (as defined under “Description of notes—Payment of Additional Amounts”) of such amounts as they would have received had no such withholding or deduction been required. See “Description of notes—Payment of Additional Amounts.”

Certain covenants

The Indenture, dated as of March 28, 2022, or the “base indenture,” together with the Second Supplemental Indenture to be dated as of the closing date of the offering, or the “indenture”, governing the notes will contain covenants that restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale and leaseback transactions; and

•	enter into certain consolidations, mergers and transfers of all or substantially all of the assets of Timken and its direct and indirect subsidiaries, taken as a whole.

See “Description of notes—Certain covenants.”

Form

The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depositary on behalf of Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Except in the limited circumstances described herein, owners of beneficial interests in the notes will not be entitled to have notes registered in definitive certificated form. Investors may hold their beneficial interests in the notes directly through Clearstream and Euroclear if they have an account with Clearstream and Euroclear or indirectly through organizations which have accounts with Clearstream or Euroclear. See “Description of notes—Book-entry system.”

Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts and after deducting estimated expenses, of approximately €     from this offering. We intend to use the net proceeds from this offering to (1) redeem all of our outstanding 3.875% Senior

Notes due 2024 (the “2024 Notes”), including any related fees and expenses, and (2) repay borrowings outstanding under the Senior Credit Facility. We intend to use any remaining net proceeds to repay borrowings outstanding under the Accounts Receivable Facility and for general corporate purposes. See “Use of proceeds.”

Conflicts of interest

Certain of the underwriters may be, or may be a subsidiary or affiliate of, holders of the 2024 Notes, lenders under the Senior Credit Facility and/or lenders under the Accounts Receivable Facility, and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting” in this prospectus supplement.

NYSE Listing

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. Currently there is no public market for the notes.

Governing law	The notes and the indenture will be governed by the laws of the State of New York.

Risk factors

Investing in the notes involves risk. See “Risk factors” on page S-8 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should carefully consider before deciding to invest in the notes.

Trustee, transfer agent and registrar	U.S. Bank Trust Company, National Association.

Paying agent	Elavon Financial Services DAC, UK Branch.

ISIN

Common Code

Summary consolidated financial data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of December 31, 2023 and December 31, 2022 and for the years ended December 31, 2023, 2022 and 2021 from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024, which is incorporated by reference in this prospectus supplement. The financial data set forth below as of December 31, 2021 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 16, 2023, which is not incorporated by reference in this prospectus supplement. We derived the financial data as of March 31, 2024 and for the three-month periods ended March 31, 2024 and 2023 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 30, 2024, which is incorporated by reference in this prospectus supplement. The financial data set forth below as of March 31, 2023 has been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 3, 2023, which is not incorporated by reference in this prospectus supplement. Prospective investors should read the summary consolidated financial data in conjunction with our consolidated financial statements and related notes thereto and other financial information included elsewhere or incorporated by reference in this prospectus supplement.

	For the Three Months Ended March 31,		For the year ended December 31,
(U.S. dollars in millions)	2024	2023	2023	2022	2021
	(Unaudited)
Income statement data
Net sales	$1,190.3	$1,262.8	$4,769.0	$4,496.7	$4,132.9
Cost of products sold	792.7	846.0	3,259.9	3,164.7	2,983.6
Selling, general and administrative expenses	190.7	186.8	740.8	637.1	580.5
Amortization of intangible assets	20.0	13.5	65.7	43.9	46.8
Impairment and restructuring charges	2.3	28.9	45.5	44.1	8.9
Operating income	184.6	187.6	657.1	606.9	513.1
Interest expense	(32.2)	(24.1)	(110.7)	(74.6)	(58.8)
Interest income	2.8	1.5	9.3	3.8	2.3
Non-service pension and other postretirement income (expense)	(1.0)	0.1	(24.0)	9.3	18.3
Other income (expense), net	(0.9)	3.1	(1.2)	5.5	1.7
Income before income taxes	153.3	168.2	530.5	550.9	476.6
Provision for income taxes	42.7	42.5	122.5	133.9	95.1

Net income	110.6	125.7	408.0	417.0	381.5
Less: Net income attributable to noncontrolling interest	7.1	3.4	13.9	9.6	12.4

Net income attributable to Timken	$103.5	$122.3	$394.1	$407.4	$369.1

Balance sheet data (at period end)
Cash and cash equivalents	$421.9	$330.5	$418.9	$331.6	$257.1
Working capital (1)	1,257.9	1,652.3	1,163.6	1,491.6	1,316.9
Total assets	6,544.0	5,853.0	6,541.7	5,772.4	5,170.7
Total debt:
Short-term debt	242.6	45.8	246.2	46.3	42.6
Current portion of long-term debt	359.3	2.8	359.4	2.7	11.2
Long-term debt	1,797.9	1,978.8	1,790.3	1,914.2	1,411.1
Total debt	2,399.8	2,027.4	2,395.9	1,963.2	1,464.9
Total liabilities	3,809.0	3,416.7	3,839.3	3,419.5	2,793.0
Total equity	$2,735.0	$2,436.3	$2,702.4	$2,352.9	$2,377.7
Other financial information (2)
Adjusted EBITDA	$246.4	$265.5	$939.7	$855.9	$718.0
Net cash provided by operating activities	$49.3	$78.6	$545.2	$463.8	$387.3
Free cash flow	$5.2	$36.9	$357.4	$285.4	$239.0

(1)	Working capital is defined as current assets less current liabilities.
(2)

For definitions of adjusted EBITDA and free cash flow and a description of how management uses adjusted EBITDA and free cash flow and why management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations, see “Non-GAAP financial measures.”

The following table provides a reconciliation of net income attributable to Timken to adjusted EBITDA.

	For the Three Months Ended March 31,		For the year ended December 31,
(U.S. dollars in millions)	2024	2023	2023	2022	2021
Net income attributable to Timken	$103.5	$122.3	$394.1	$407.4	$369.1
Impairment, restructuring and reorganization charges (a)	4.8	30.0	51.6	39.5	15.1
Corporate pension and other postretirement benefit related expense (income) (b)	—	(0.9)	20.6	2.9	0.3
Acquisition-related charges (c)	4.7	4.7	31.8	14.8	3.2
Acquisition-related gain (d)	—	—	—	—	(0.9)
Russia-related charges (e)	—	0.3	8.5	15.6	—
Gain on divestures and sale of certain assets (f)	(0.7)	(4.8)	(5.2)	(2.9)	—
Tax indemnification and related items	—	—	—	0.3	0.2
Net income attributable to noncontrolling interest	7.1	3.4	13.9	9.6	12.4
Provision for income taxes (as reported)	42.7	42.5	122.5	133.9	95.1
Interest expense	32.2	24.1	110.7	74.6	58.8
Interest income	(2.8)	(1.5)	(9.3)	(3.8)	(2.3)
Depreciation and amortization expense (g)	54.9	45.4	200.5	164.0	167.0

Adjusted EBITDA	$246.4	$265.5	$939.7	$855.9	$718.0

(a)

Impairment, restructuring and reorganization charges relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets and (v) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(b)

Corporate pension and other postretirement benefit related expense (income) represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and (gains) in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement.

(c)	Acquisition-related charges represent deal-related expenses associated with completed and certain unsuccessful transactions, as well as any resulting inventory step-up impact.
(d)	Acquisition-related gain represents a bargain purchase gain on the acquisition of the assets of Aurora that closed on November 30, 2020.
(e)

Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables and write-down of a 51%-owned joint venture to reflect the current impact of Russia’s invasion of Ukraine (and associated sanctions) on the Company’s operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of Timken-Rus Service Company ooo during the third quarter of 2022.

(f)	Represents the net loss (gain) resulting from divestitures and sale of certain assets.
(g)	Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

The following table provides a reconciliation of net cash provided by operating activities to free cash flow.

	For the Three Months Ended March		For the year ended December 31,
(U.S. dollars in millions)	2024	2023	2023	2022	2021
Net cash provided by operating activities	$49.3	$78.6	$545.2	$463.8	$387.3
Capital expenditures	(44.1)	(41.7)	(187.8)	(178.4)	(148.3)

Free cash flow	$5.2	$36.9	$357.4	$285.4	$239.0

Risk factors

An investment in the notes involves risk. Prior to making a decision about investing in our securities, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference. You should also refer to the other information in this prospectus supplement, including our financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

Risks relating to the notes

The notes will be subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes will permit us and our subsidiaries to incur secured debt under specified circumstances. To the extent that we have secured debt outstanding, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture will not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture will not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this offering of the notes and the use of proceeds therefrom, our total indebtedness at March 31, 2024 would have been approximately $     million. Additionally, we have the ability under our existing credit facilities to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	interfere with the execution of our business strategy and limit our ability to pursue our capital allocation objectives;

•

increase our vulnerability to adverse economic or industry conditions as compounded by the potential negative impacts on our operations from a global economic slow down or recession, pandemics, epidemics or other public health concerns, terrorism, or hostilities, such as volatility in economic demand, higher levels of absenteeism and reduced labor availability, shipping and logistics delays, supply chain and manufacturing disruptions and higher levels of inflation for raw materials, purchased components, freight and other costs;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, will be dependent to some extent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. At March 31, 2024, our subsidiaries collectively had approximately $490.8 million of third-party indebtedness outstanding. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations, including potential adverse tax consequences in connection with payments of dividends or other distributions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euro except under the limited circumstances provided herein. See “Currency conversion.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls or modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk between the time a New York state court judgment is entered and the time the judgment is paid, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro, and market perceptions concerning the instability of the euro could adversely affect the value of the notes.

If, as described under “Currency Conversion,” the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

The trading market for the notes may be limited.

There is no existing market for the notes. Although we expect the notes to be listed for trading on the NYSE, no assurance can be given that the notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, we will have no obligations to maintain and may terminate any listing of the notes on the NYSE without the consent of the holders of the notes. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Any trading market that develops and the future trading prices of the notes would be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then current ratings assigned to the notes;

•	the market for similar securities;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Moreover, although certain of the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

We may not have the funds necessary to finance the “Change of Control” repurchase offer that will be required by the indenture.

Upon the occurrence of a “Change of Control Triggering Event” (as defined under the caption “Description of notes—Change of Control Triggering Event”), we will be required to make an offer to repurchase all outstanding notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes. Any failure to repurchase any tendered notes in those circumstances would constitute a default under the indenture. A default could result in the declaration of the principal and interest on all the notes to be due and payable.

Holders of the notes may not be able to determine when a “Change of Control” giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “Change of Control” may require us to make an offer to repurchase all outstanding notes (see “Description of notes—Change of Control Triggering Event”). The definition of “Change of Control” will include a phrase relating to the sale of “all or substantially all” of our assets. There is not a precise established definition of the phrase “all or substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The credit rating agencies also evaluate our industry and may change their credit rating for us based on their overall view of our industry. There can be no assurance that the credit ratings assigned to the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Redemption may adversely affect your return on the notes.

We will have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Each global note will be held by or on behalf of Euroclear and Clearstream and, therefore, investors will have to rely on their procedures for transfer, payment and communication with us.

The notes will be represented by a global note that will be deposited initially with, or on behalf of, a common depositary for Euroclear and Clearstream. Except in certain limited circumstances described in the applicable global note, investors will not be entitled to receive definitive notes in exchange for interests in such global note. While the notes are represented by a global note, investors will be able to trade their beneficial interests only through Euroclear and Clearstream.

We will discharge our payment obligations under the notes by making payments to or to the order of the common depositary for Euroclear and Clearstream for distribution to their accountholders. A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to receive payments under the notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in a global note.

Holders of beneficial interests in a global note will not have a direct right to vote in respect of the notes. Instead, such holders will be permitted to act directly only to the extent that they are enabled in accordance with the procedures of Euroclear and Clearstream to appoint appropriate proxies.

Currency conversion

All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Risk factors.”

Unless otherwise specified, the euro / U.S. dollar rate of exchange with respect to the notes used in this prospectus supplement is €1.00 = $    , as of noon, New York City time on    , 2024, on the Bloomberg page “BFIX.”

Use of proceeds

We estimate that the net proceeds we will receive from the offering of the notes will be approximately €    million after deducting underwriting discounts and after deducting estimated expenses. We intend to use the net proceeds from this offering to (1) redeem all of our 2024 Notes, including any related fees and expenses, and (2) repay borrowings outstanding under our Senior Credit Facility. We intend to use any remaining net proceeds to repay borrowings outstanding under our Accounts Receivable Facility and for general corporate purposes.

As of March 31, 2024, approximately $350.0 million aggregate principal amount of the 2024 Notes were outstanding, bearing interest as 3.875% per annum. The 2024 Notes mature on September 1, 2024, and are redeemable at any time on or after June 1, 2024 at 100% of their principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date.

As of March 31, 2024, approximately $251.1 million of borrowings were outstanding under the Senior Credit Facility, bearing variable interest at a current weighted-average rate of 5.56% per annum. The Senior Credit Facility matures on December 5, 2027.

As of March 31, 2024, approximately $75.0 million of borrowings were outstanding under the Accounts Receivable Facility, bearing variable interest at a current weighted-average rate of 6.30% per annum. The Accounts Receivable Facility matures on November 30, 2026.

Certain of the underwriters may be, or may be a subsidiary or affiliate of, holders or the 2024 Notes, lenders under the Senior Credit Facility and/or the Accounts Receivable Facility, and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting” in this prospectus supplement.

Capitalization

The following table sets forth Timken’s cash and cash equivalents and consolidated capitalization as of March 31, 2024:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, as described in “Use of proceeds.”

The information below is illustrative only and could be adjusted based on the actual terms and conditions of this offering of the notes.

The information in this table should be read in conjunction with “Use of Proceeds,” included elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of March 31, 2024
(U.S. dollars in millions)	Actual	As Adjusted
Cash and cash equivalents	$421.9	$

Debt:
Short-term debt:
Current portion of long-term debt	$359.3		$9.3
Other	242.6		242.6

Total short-term debt	$601.9		$251.9

Long-term debt (1):
% Senior Notes due 20 offered hereby	$—	$
Fixed-rate Medium-Term Notes, Series A, maturing at various dates through May 2028	154.8		154.8
Variable-rate Accounts Receivable Facility	75.0
3.875% Senior Notes due 2024	350.0		—
Variable-rate Senior Credit Facility	251.1
2.02% Euro Senior Notes due 2027	161.8		161.8
Variable-rate Term Loan due 2027	399.4		399.4
4.50% Senior Notes due 2028	397.8		397.8
4.125% Senior Notes due 2032	344.1		344.1
Fixed-rate Euro Bank Loan due 2033	12.1		12.1
Other	11.1		11.1
Current portion of long-term debt	(359.3)		(9.3)

Total long-term debt	$1,797.9	$

Shareholders’ equity:
Class I and II Serial Preferred Stock without par value:
Authorized - 10,000,000 shares each class, none issued:	—		—
Common stock without par value:
Authorized - 200,000,000 shares
Issued (including shares in treasury) (79,075,729 shares)
Stated capital	40.7		40.7
Other paid-in capital	1,083.0		1,083.0

	As of March 31, 2024
(U.S. dollars in millions)	Actual	As Adjusted
Retained earnings	2,311.2		2,311.2
Accumulated other comprehensive loss	(197.6)		(197.6)
Treasury shares at cost (8,663,234 shares)	(629.0)		(629.0)

Total shareholders’ equity	2,608.3		2,608.3
Noncontrolling interest	126.7		126.7

Total equity	$2,735.0		$2,735.0

Total capitalization	$5,134.8	$

(1)	The amounts shown are book values, which are net of debt issuance costs and unamortized discounts.

Description of notes

The following description is only a summary of certain terms of the notes and the indenture (as defined below) governing the notes. We urge you to read the indenture in its entirety because the indenture, and not this summary, defines your rights as a holder of the notes. You may request a copy of the indenture from us. See “Where you can find more information.”

The indenture has been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “TIA,” and the provisions of the TIA are and will be incorporated in, and form a part of, the indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture and those terms made a part of the indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. We provide our definitions for the capitalized terms in this section that we otherwise do not define at the end of the relevant subsection. For purposes of this section, references to “we,” “us,” “our” and “the Company” refer to The Timken Company and not its subsidiaries.

General

The notes will be issued under a base indenture dated as of March 28, 2022 (the “base indenture”), as supplemented by a second supplemental indenture for the notes to be dated as of    , 2024 (together with the base indenture, the “indenture”), by and between us and U.S. Bank Trust Company, National Association, as trustee. The notes will be issued only in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The notes will mature on    , 20 , subject to earlier redemption. Interest on the notes will accrue from    , 2024 at a rate of  % per year. Interest on the notes will be payable annually on and beginning on    , 2025, to the persons who are registered holders of the notes at the close of business on the (whether or not a business day) and of each year immediately preceding the interest payment date, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

Interest payable on the notes on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the notes, if no interest has been paid or duly provided for) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Clearstream and Euroclear.

The notes will be in the form of one or more global notes that we will deposit with or on behalf of a common depositary for the accounts of Euroclear and Clearstream (each as defined below) and will be registered in the name of the nominee of the common depositary. We intend to apply to list the notes on the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently, there is no public market for the notes.

We have initially appointed Elavon Financial Services DAC, UK Branch to act as paying agent and U.S. Bank Trust Company, National Association to act as the transfer agent in connection with the notes. We have also initially appointed U.S. Bank Trust Company, National Association to serve as the common depositary for the notes. The term “paying agent” shall include Elavon Financial Services DAC, UK Branch and any successors appointed from time to time in accordance with the provisions of the indenture.

The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

We will initially issue €     aggregate principal amount of the notes, subject to our ability to issue additional notes as described under “—Additional notes.” The terms of the notes do not limit our ability to incur additional indebtedness. The terms of the notes do not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

The notes will not be subject to, and will not have the benefit of, any sinking fund.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee, transfer agent and registrar nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic consequences to them. See “Risk Factors” in this prospectus supplement.

Ranking

The notes are our unsecured senior obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, including our 3.875% Senior Notes due 2024, our 2.02% Euro Senior Notes due 2027, our 4.500% Senior Notes due 2028 and our 4.125% Senior Notes due 2032, and are senior to our future subordinated indebtedness. The notes will be exclusively our obligation and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, the notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the assets securing that indebtedness.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees due on transfer. We are not required to transfer or exchange any note selected for redemption or tendered for repurchase. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or a record date for the payment of interest.

Optional redemption

Prior to       (    months prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus   basis points

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.

“Reference Government Bond Dealer” means each of (i) Goldman Sachs & Co. LLC and J.P. Morgan Securities plc, or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Brussels time, on the third business day preceding such redemption date.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the trustee nor any paying agent shall have any obligation to calculate any redemption price or any component thereof in respect of the notes and the trustee and each paying agent shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by us that specifies any redemption price.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed by such method that the trustee deems fair and appropriate; provided that if the notes are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no notes of a principal amount of €100,000 or less will be redeemed in part. Any notice may, in our discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of €100,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by Clearstream and/or Euroclear (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium and interest with respect to the notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1. to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a. being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment or fixed base in the United States;

b. having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c. being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d. being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

e. being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2. to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3. to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4. to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5. to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

6. to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7. to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to FATCA (as defined below in “Certain United States federal income tax considerations”), or any amended or successor version of thereof, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8. to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9. to any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

10. to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

11. in the case of any combination of items (1) through (10).

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulation or rulings promulgated, under the laws) of the United States (or any taxing authority in the United States) or the official position regarding the application or interpretation thereof that is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes, to, but excluding, the date of redemption.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional redemption,” we will be required to offer to purchase from each holder of the notes all or a portion (equal to €100,000 and any integral multiples of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail (or to the extent permitted or required by applicable Clearstream and/or Euroclear procedures or regulations with respect to global notes, send electronically), a notice to each holder of the notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent electronically, as applicable, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent electronically, as applicable, prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes (or portions of notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

•

deposit with the paying agent an amount equal to the aggregate payment in respect of all notes (or portions of notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of notes (or portions of notes) being purchased.

The paying agent will promptly remit to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Below Investment Grade Rating Event” means the rating on the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control

(and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(3)

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, which transaction shall not constitute a Change of Control. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

The trustee shall have no duty or responsibility to monitor or determine whether a Change of Control Triggering Event occurs.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings, Inc., doing business as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by Fitch or S&P (or their respective equivalents under any successor rating categories of either Fitch or S&P) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and any successor thereto.

“Rating Agency” means: (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, any “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be, with respect to making a rating of the notes.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase such holder’s notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” may be uncertain.

Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a Change of Control or a Change of Control Triggering Event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control or a Change of Control Triggering Event. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes following a Change of Control in connection with a Change of Control Triggering Event could cause a default under the notes, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (3) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). It is unclear whether our board of directors, pursuant to Ohio law, is similarly capable of approving a slate of dissident director nominees. If such an action is possible under Ohio law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger your right to require us to repurchase the notes as described above.

Material covenants

Limitations on liens

So long as any notes are outstanding, we will not, and we will not permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by any mortgage or other encumbrance (a “Mortgage”) on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiaries which own a Principal Manufacturing Property, without concurrently securing the notes equally and ratably with such Debt so long as such Debt shall be so secured. This restriction does not apply to Debt secured by: (1) our Mortgages or Mortgages of our Domestic Subsidiaries existing at the time of the indenture; (2) Mortgages on property of, or on any shares of stock of, any corporation existing at the time it becomes a Domestic Subsidiary; (3) Mortgages on property or shares of stock of a Domestic Subsidiary (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price or construction cost thereof or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof; (4) Mortgages in favor of us or any Domestic Subsidiary; (5) Mortgages in favor of the United States of America, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute; or (6) extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (1) through (5).

Notwithstanding the limitations on liens described above, we or any Domestic Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiary, in addition to that permitted above and without any obligation to secure the notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 20% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

Limitation on sale and leaseback

So long as any notes are outstanding, we will not, and we will not permit any Domestic Subsidiary to, sell and leaseback for more than three years any of our Principal Manufacturing Property or of any Domestic Subsidiary acquired, constructed or placed into service more than 180 days before such lease arrangement. This restriction does not apply if (a) we or such Domestic Subsidiary would be entitled as described in “—Limitations on liens” above to incur Debt secured by a Mortgage on such Principal Manufacturing Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes or (b) we retire Funded Debt or cause Funded Debt to be retired equal to the greater of the net proceeds of such sale or the fair market value of the Principal Manufacturing Property to be subject to such arrangement.

Notwithstanding the limitations on sale and leaseback transactions described above, we or any Domestic Subsidiary may enter into a sale and leaseback transaction of any of our Principal Manufacturing Property or of any Domestic Subsidiary in addition to that permitted above and without any obligation to retire any notes or other indebtedness referred to above, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 20% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

“Attributable Debt” means, as to any particular lease under which any person (as defined in the indenture) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the notes.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated Subsidiaries and computed in accordance with GAAP.

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary (a) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America, or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States of America.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of us and our Subsidiaries incurred after the date of the indenture and secured by Mortgages created or assumed pursuant to the second paragraph under “—Limitations on liens” above; and (2) Attributable Debt of us and our Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the indenture and pursuant to the second paragraph under “—Limitation on sale and leaseback” above.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date notes are first issued.

“Principal Manufacturing Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or warehousing and located in the United States of America, owned or leased by us or any Subsidiary. The term “Principal Manufacturing Property” does not include any of the above referenced property (a) that is financed through the issuance of tax exempt governmental obligations or (b) that our board of directors determines is not materially important to the total business of us and our Subsidiaries.

“Subsidiary” means any corporation at least a majority of the voting stock of which is owned or controlled, directly or indirectly, by us or any of our Subsidiaries or by us and one or more of our Subsidiaries.

Events of default

The provisions described in “Description of debt securities—Events of default” in the accompanying prospectus will be applicable to the notes. In addition, the following is an event of default with respect to the notes:

•

default on any indebtedness for money borrowed by the Company or a Domestic Subsidiary in excess of $100,000,000 principal amount (or the equivalent at the time of default in a foreign currency in which such debt is denominated) that results in the acceleration of such indebtedness prior to its maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding.

If an event of default with respect to the notes (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us, and to the trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If a bankruptcy, insolvency or reorganization default occurs with respect to us, the principal of, premium, if any, and accrued interest on all of the notes issued under the indenture will become immediately due and payable without any declaration or other act of the trustee or the holders.

At any time after a declaration of acceleration with respect to the notes has been made, the holders of a majority in aggregate principal amount of the notes may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to the notes, other than the non-payment of principal and interest, if any, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

Any waiver will be deemed to cure the default or event of default to which the waiver relates.

Subject to the terms of the indenture, if an event of default occurs and is continuing with respect to the notes, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered the trustee indemnity or security satisfactory to the trustee. The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•

the trustee may refuse to follow any direction that the trustee determines may be unduly prejudicial to the rights of the holders not involved in the proceeding or that may involve the trustee in personal liability.

A holder of notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request therefor;

•	such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	trustee has not complied with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given the trustee a direction inconsistent with the request.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on the notes.

Satisfaction and discharge; defeasance

The provisions described in “Description of debt securities—Defeasance of debt securities and certain covenants in certain circumstances” in the accompanying prospectus will be applicable to the notes, in addition to the covenants described under “—Change of Control Triggering Event,” “—Material covenants—Limitations on liens,” and “—Material covenants—Limitation on sale and leaseback.”

Consolidation, merger and sale of assets

The provisions described in “Description of debt securities—Consolidation, merger and sale of assets” in the accompanying prospectus will be applicable to the notes.

Additional notes

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities, or, in some cases, the first payment of interest following the issue date of such additional debt securities), so that the additional debt securities will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the notes.

Any additional debt securities that are consolidated and form a single series with the notes will be issued for U.S. federal income tax purposes in a “qualified reopening,” as part of the same “issue” of debt instruments as the notes, or with no more than a de minimis amount of original issue discount.

We may at any time and from time to time purchase notes in the open market or otherwise.

Modification of indenture; waiver

The provisions described in “Description of debt securities—Modification and waiver” in the accompanying prospectus will be applicable to the notes.

Book-Entry system

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Clearstream and Euroclear. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Clearstream or Euroclear or its nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Clearstream or Euroclear participants may beneficially own notes held by the common depositary for Clearstream and Euroclear only through direct or indirect participants in Clearstream and Euroclear. So long as the common depositary for Clearstream and Euroclear is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Comission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures in accordance with its rules and procedures.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payment with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearstream and Euroclear Arrangements

So long as Clearstream or Euroclear or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the transfer agent, the paying agent and registrar, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the global notes will be credited in euros to the extent received by Clearstream or Euroclear from the trustee or the paying agent, as applicable, to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.

Because Clearstream and Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Clearstream and Euroclear will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Clearstream and Euroclear, respectively.

Initial Settlement

Investors holding their notes through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Clearstream or Euroclear to purchasers of book-entry interests in the global notes through Clearstream or Euroclear will be conducted in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear Participant or Clearstream customer only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

None of the Company, the underwriters or the trustee, transfer agent, paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Regarding the trustee, transfer agent and registrar

U.S. Bank Trust Company, National Association, is the trustee under the indenture and will be the transfer agent and registrar with respect to the notes. The trustee, other than when an event of default with respect to the notes has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the indenture and, upon an event of default with respect to the notes, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered indemnity or security satisfactory to the trustee against the losses, liabilities and expenses that it might incur. The trustee is not required to expend or risk its own funds or incur any liability.

Paying agents and payment

Payment of interest on the notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of such interest.

Principal of, premium or additional interest, if any, and interest on the notes will be payable at the office of the paying agents designated by us, except that premium and additional interest, if any, and interest payments may be made by check mailed to the holder. We will be required to maintain a paying agent in each place of payment for the notes.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or premium or additional interest, if any, or interest on the notes which remains unclaimed at the end of two years after the principal, premium or additional interest, if any, or interest has become due and payable will be repaid to us, and after that time the holder of the notes may look only to us for payment of those amounts.

Governing law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain United States federal income tax considerations

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” the Treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement. These authorities may be changed, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service, or “IRS,” or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position than as described below concerning the tax considerations of the purchase, ownership or disposition of the notes.

This summary is limited to beneficial owners of the notes that purchase the notes upon their initial issuance at their “issue price” (generally, the first price at which a substantial amount of the notes are sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances (including the effect of section 451(b) of the Code relating to conforming the timing of income accruals to financial statements) or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	certain former citizens or long-term residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	persons that participate in this offering and are also beneficial owners of the 2024 Notes that are redeemed with the proceeds of this offering as described above in “Use of proceeds”;

•	Non-U.S. Holders (as defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold the notes, you are urged to consult your tax advisor regarding the tax consequences relating to the acquisition, ownership and disposition of the notes.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable income tax treaty.

Certain additional payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes, as described above under the headings “Description of notes—Payment of Additional Amounts” and “Description of notes—Change of Control Triggering Event.” Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. These rules ignore remote or incidental contingencies (determined as of the date the notes are issued) for purposes of determining whether a debt instrument is a contingent payment debt instrument. We believe the possibility of making payments on the notes in excess of either the stated interest or principal amounts is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments and that no such additional amounts will be paid.

Consequences to U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” means a beneficial owner of a note that is or is treated as, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for United States federal income tax purposes.

If you use the cash method of tax accounting and receive a payment of interest (or proceeds from a sale, exchange, redemption, retirement or other taxable disposition attributable to accrued interest), you will be required to include in income the U.S. dollar value of the euro payment (determined based on a spot rate on the date the payment is received).

If you use the accrual method of tax accounting, you will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You will recognize foreign currency gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from the sale, exchange, redemption, retirement or other taxable disposition attributable to accrued interest) is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If you make this election you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Your tax basis in the euro received on a payment of interest will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. Any gain or loss you realize on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will be ordinary income or loss.

Sale or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note.

Your tax basis in a note generally will be the U.S. dollar value of the euro amount paid for the note, determined on the date of the purchase. If you purchase a note with previously owned euro, you will recognize ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the euro and the U.S. dollar fair market value of the note on the date of purchase.

Your amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange, redemption, retirement or other taxable disposition calculated at the spot rate in effect on the date of the disposition. If the notes are traded on an established securities market and you are a cash method taxpayer who buys or sells a note, you will be required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. If you are an accrual method taxpayer, you may elect the same treatment for all purchases and sales of the notes, but this election cannot be changed without the consent of the IRS.

Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than twelve months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

You may recognize foreign currency gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of your purchase price in euro of the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of your purchase price in euro of the note, determined using the spot rate on the date you acquired the note. Your foreign currency gain or loss will be recognized only to the extent of the total gain or loss you realized on the sale, exchange or other taxable disposition of the note. Any such gain or loss generally will be U.S. source ordinary income or loss. If you recognize a loss upon a sale or other taxable disposition of a note and such loss is above a certain threshold, you may be required to file a disclosure statement with the IRS. You are urged to consult your tax advisors regarding this reporting obligation.

You will have a tax basis in any euro received on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the U.S. dollar value of the euro, determined at the time of sale, exchange or other taxable disposition. Any gain or loss you realize on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will be ordinary income or loss.

Surtax on net investment income

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your own tax advisor regarding the applicability of this surtax to your income and gains in respect of your investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of the notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status, have been notified by the IRS that payments to you are subject to backup withholding or if you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note and you are neither a U.S. Holder nor a partnership for United States federal income tax purposes.

Payments of interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act, or “FATCA,” below, payments of interest on the notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected;

•	you are not a “10-percent shareholder” of us within the meaning of section 871(h)(3)(B) of the Code;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership; and

•

you are not a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in section 881(c)(3)(A) of the Code.

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or successor form to us, our paying agent or other relevant withholding agent certifying under penalty of perjury that you are not a United States person. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to 30% withholding of United States federal income tax, unless you provide the relevant withholding agent either (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of the notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you realize gain described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains derived from United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise provided by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you generally will be subject to United States federal income tax (but not the surtax on net investment income described above or the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally certify that income is effectively connected with the conduct of a trade or business in the United States by providing a properly executed IRS Form W-8ECI (or successor form) to the appropriate withholding agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person or you are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the notes, and, subject to the proposed Treasury regulations discussed below, on the gross proceeds from a disposition of such obligations, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Additionally, in order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. The IRS has issued proposed Treasury regulations that permit us and any other applicable withholding agent not to withhold on payments of gross proceeds under FATCA (though withholding on payments of interest is still required). Pursuant to the preamble to these proposed Treasury regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed Treasury regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. As described above under the heading “Description of notes—Payment of Additional Amounts” we will not pay additional amounts to holders in respect of amounts withheld pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex and subject to change. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of United States federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

Certain European Union tax considerations

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which is unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans and arrangements (“Plans”), including employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, entities whose underlying assets are considered to include “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such plan, account or arrangement, and investors subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”). This summary is based on provisions of ERISA and the Code, each as amended through the date of this offering circular, and the relevant regulations, opinions and other authority issued by the U.S. Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment or issuance.

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes with any portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each Plan should consider the fact that none of the issuer or the trustee or any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire or hold the notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity with respect to such decision.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA) and non-U.S. plans are not generally subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.

The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or trustee are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, as amended, respecting bank collective investment funds, PTCE 95-60, as amended, respecting life insurance company general accounts and PTCE 96-23, as amended, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that any statutory, class, or individual prohibited transaction exemption will be available with respect to transactions involving the notes or that all conditions of any such exemption will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acquiring and holding a note or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the notes or any interest therein by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws and none of the issuer, the trustee or any of their respective affiliates is acting or will act as a fiduciary of such purchaser or transferee in connection with the acquisition and holding of the notes or any interest therein.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes or any interest therein (or holding or disposing of the notes or any interest therein) on behalf of, or with the assets of, any Plan, consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction, whether an exemption would be applicable to such transaction and whether the notes or any interest therein would be an appropriate investment for the Plan under ERISA, the Code and any applicable Similar Laws.

Each purchaser and subsequent transferee has full responsibility for ensuring that its purchase, holding and subsequent disposition of the notes or any interest therein does not violate the prohibited transaction rules of ERISA, the Code or any Similar Law. The sale or transfer of any notes or any interest therein to a Plan is in no respect a representation by the issuer, the trustee or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally, or by any particular Plan, or that such an investment is appropriate for Plans generally, or for any particular Plan.

Underwriting

Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters named below, for whom Goldman Sachs & Co. LLC and J.P. Morgan Securities plc are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed, severally, to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal Amount of Notes
Goldman Sachs & Co. LLC	€
J.P. Morgan Securities plc
Merrill Lynch International
Wells Fargo Securities International Limited

Total	€

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of  % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of  % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately €     million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes will be a new issue of securities, and there is currently no established trading market for the notes. We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect trading to begin within 30 days after the original issue date. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

It is expected that delivery of the notes will be made against payment therefor on or about    , 2024, which is the      business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and so should consult their own advisers.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, Goldman Sachs & Co. LLC (the “stabilizing manager”) (or any person acting on its behalf), may over-allot notes or effect transactions which stabilize or maintain the market price of the notes at levels which might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. Any stabilization action or over-allotment will be conducted by the stabilizing manager (or any person acting on behalf of the stabilizing manager) in accordance with all applicable laws and rules. There is no assurance that the stabilizing manager (or any person acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA. To the extent that any such underwriter intends to effect sales in the United States, it will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

Certain of the underwriters may be, or may be a subsidiary or affiliate of, holders of the 2024 Notes, lenders under the Senior Credit Facility and/or lenders under the Accounts Receivable Facility. We anticipate using the net proceeds from this offering to redeem the 2024 Notes and repay borrowings under the Senior Credit Facility and the Accounts Receivable Facility. Upon any application of net proceeds from this offering to redeem the 2024 Notes or to repay borrowings under the Senior Credit Facility and the Accounts Receivable Facility (to the extent that such underwriters (or their respective subsidiaries or affiliates) are holders of the 2024 Notes, lenders under the Senior Credit Facility and/or lenders under the Accounts Receivable Facility), such underwriters (or their respective subsidiaries or affiliates) may receive a portion of the net proceeds from this offering. See “Use of proceeds.” If the amount of such proceeds so received by any underwriter or its affiliates is 5% or more of the net proceeds of this offering (not including the underwriting discount), such underwriter would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with FINRA Rule 5121 and no underwriter with a “conflict of interest” under FINRA Rule 5121 will make sales in this offering to any discretionary account without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes are “investment grade rated” (as defined in FINRA Rule 5121).

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of sales to retail investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold, or otherwise made available and will not offer, sell, or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Prohibition of Sales to United Kingdom Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom (“UK”)). For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

United Kingdom

Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances which Section 21(1) of the FSMA does not apply to Honeywell; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons who are outside the UK, or if in the UK, persons that are qualified investors within the meaning of Article 2(e) of the UK Prospectus Regulation and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, a Relevant Person. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

EU MiFID product governance / Professional investors and eligible counterparties only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Hong Kong

The notes have not been and will not be offered or sold in the Hong Kong Special Administrative Region of the People’s Republic of China, or “Hong Kong,” by means of this document or any other document other than (a) to “professional investors” as defined in Part I of Schedule 1 to the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or the “SFO,” and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or the “C(WUMP)O,” and which do not constitute an offer or invitation to the public within the meaning of the C(WUMP)O.

No advertisement, invitation or document relating to the notes, has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in Part I of Schedule 1 to the SFO and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Futures Commission of Hong Kong and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. The recipients of this prospectus supplement and the accompanying prospectus are advised to exercise caution in relation to any offer of the notes. If recipients are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, they should obtain independent professional advice. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that it, he or she is aware of the restriction on offers of the notes described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that it, he or she is not acquiring and has not been offered any notes in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore.

Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement or accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Japan

The notes have not been and will not be registered in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the “FIEA.” Accordingly, the notes will not be offered or sold, and each underwriter or agent will not offer or sell any notes, directly or indirectly in Japan or to, or for the account of or the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to, or for the account of or the benefit of, any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Legal matters

Jones Day will pass upon the validity of the notes. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The consolidated financial statements of The Timken Company and subsidiaries appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of The Timken Company and subsidiaries’ internal control over financial reporting as of December 31, 2023 (excluding the internal control over financial reporting of American Roller Bearing Company (ARB), Leonardo Top S.a.r.l. (Nadella), D-C Filtration Holdings Corp. (Des-Case), Rosa Sistemi S.p.A. (Rosa), Innovative Mechanical Solutions (iMECH) and Lagersmit Holding B.V. (Lagersmit)) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of The Timken Company and subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of ARB, Nadella, Des-Case, Rosa, iMECH or Lagersmit from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

The Timken Company

Common Stock

Preferred Stock

Debt Securities

We may offer and sell from time to time our common stock, preferred stock and debt securities. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk factors” on page 7 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “TKR.” If we decide to seek a listing of any other securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2021

-i-

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where you can find additional information” and “Incorporation of certain information by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover pages of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Timken” or other similar terms mean The Timken Company and its direct and indirect subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at www.timken.com. Information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Incorporation of certain information by reference

In this prospectus, we are incorporating certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;

•	our Current Reports on Form 8-K, filed with the SEC on January 8, 2021, February 12, 2021 and May 7, 2021; and

•

the description of our common stock, without par value, or our Common Stock, contained in Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2020, and any amendments and reports subsequent filed for the purposes of updating that description.

We are also incorporating by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company

4500 Mt. Pleasant Street NW

North Canton, Ohio 44720-5450

(234) 262-3223

Attn: Philip D. Fracassa

Executive Vice President and Chief Financial Officer

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the Company due to a variety of factors, such as:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we or our customers or suppliers conduct business, including adverse effects from a global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers or suppliers conduct business, changes in currency valuations and recent world events that have increased the risks posed by international trade disputes, tariffs and sanctions;

•

negative impacts to our business, results of operations, financial position or liquidity, disruption to our supply chains, negative impacts to customer demand or operations, and availability and health of employees, as a result of the COVID-19 pandemic or other pandemics and associated governmental measures such as restrictions on travel and manufacturing operations;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand, disruptions to our supply chains, logistical issues and associated cost increases, the effects of customer or supplier bankruptcies or liquidations, the impact of changes in industrial business cycles, the effects of distributor inventory corrections reflecting de-stocking of the supply chain and whether conditions of fair trade continue in our markets;

•

competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products or services by existing and new competitors, and new technology that may impact the way our products are produced, sold or distributed;

•

changes in operating costs. This includes: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability and cost of raw materials and energy; changes in the expected costs associated with product warranty claims; changes resulting from inventory management and cost reduction initiatives; the effects of unplanned plant shutdowns; the effects of government-imposed restrictions meant to address climate change; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; the ability to integrate acquired companies and to address material issues not uncovered during our due diligence review; and the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; realization of synergies and expected cash flow generation;

•

our ability to maintain appropriate relations with unions or works councils that represent our associates in certain locations in order to avoid disruptions of business and to maintain the continued service of our management and other key employees;

•

unanticipated litigation, claims, investigations or assessments. This includes: claims, investigations or problems related to intellectual property, product liability or warranty, foreign export and trade laws, competition and anti-bribery laws, environmental or health and safety issues, data privacy and taxes;

•

changes in worldwide financial and capital markets, including availability of financing and interest rates on satisfactory terms, which affect our cost of funds and/or ability to raise capital, as well as customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	our ability to satisfy our obligations and comply with covenants under our debt agreements, maintain favorable credit ratings and our ability to renew or refinance borrowings on favorable terms;

•	the impact on our pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; and

•

the risk factors referred to or described in the “Risk factors” section of this prospectus and the other risk factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.

Additional risks relating to our business, the industries in which we operate or our securities may be described from time to time in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Our business

We design and manage a growing portfolio of engineered bearings and power transmission products. With more than a century of innovation and increasing knowledge, we continuously improve the reliability and efficiency of global machinery and equipment to move the world forward. Our growing product and services portfolio features many strong industrial brands, such as Timken®, Philadelphia Gear®, Drives®, Cone Drive®, Rollon®, Lovejoy®, Diamond®, BEKA® and Groeneveld®. We employ more than 17,000 people globally in 42 countries. We operate under two reportable segments: (1) Mobile Industries and (2) Process Industries. The following further describes these business segments:

•

Mobile Industries serves OEM customers that manufacture off-highway equipment for the agricultural, mining and construction markets; on-highway vehicles including passenger cars, light trucks, and medium- and heavy-duty trucks; rail cars and locomotives; outdoor power equipment; rotorcraft and fixed-wing aircraft; and other mobile equipment. Beyond service parts sold to OEMs, aftermarket sales and services to individual end users, equipment owners, operators and maintenance shops are handled directly or through our extensive network of authorized automotive and heavy-truck distributors.

•

Process Industries serves OEM and end-user customers in industries that place heavy demands on the fixed operating equipment they make or use in heavy and other general industrial sectors. This includes metals, cement and aggregate production; power generation and renewable energy sources; oil and gas extraction and refining; pulp and paper and food processing; automation and robotics; and health and critical motion control equipment. Other applications include marine equipment, gear drives, cranes, hoists and conveyors. This segment also supports aftermarket sales and service needs through its global network of authorized industrial distributors and through the provision of services directly to end users.

We create value by understanding customer needs and applying our know-how to serve a broad range of customers in attractive markets and industries across the globe. Our business strengths include our product technology, end-market diversity, geographic reach and aftermarket mix. We collaborate with original equipment manufacturers to improve equipment efficiency with its engineered products and captures subsequent equipment replacement cycles by selling largely through independent channels in the aftermarket. We focus our international efforts and footprint in regions of the world where strong macroeconomic factors such as urbanization, infrastructure development and sustainability create demand for our products and services.

We were incorporated as an Ohio corporation in 1904. Our principal executive offices are located at 4500 Mount Pleasant Street NW, North Canton, Ohio 44720. Our main telephone number is (234) 262-3000, and our Internet website address is www.timken.com. We do not intend the information contained on or accessible through our website to be a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

Risk factors

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and, if applicable, in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and any risk factors contained in the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Use of proceeds

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Description of capital stock

As of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of Common Stock, 10,000,000 shares of Class I Serial Preferred Stock, without par value, or our Class I Serial Preferred Stock, and 10,000,000 shares of Class II Serial Preferred Stock, without par value, or our Class II Serial Preferred Stock.

Common stock

Subject to the restriction described below, the holders of our Common Stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law or stated below, the holders of our Common Stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote, voting jointly as a single class with the holders of Class II Serial Preferred Stock.

No holder of any of our shares of our Common Stock has any right to cumulate voting power in any election of directors.

The holders of our Common Stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or of securities convertible into our capital stock. Our Common Stock is not subject to redemption and does not have any conversion rights. All of our issued and outstanding Common Stock is fully paid and non-assessable.

Preferred stock

Our preferred stock is divided into two classes: Class I Serial Preferred Stock and Class II Serial Preferred Stock. Holders of Class I Serial Preferred Stock have preference rights superior to both the holders of Class II Serial Preferred Stock and the holders of our Common Stock. Holders of Class II Serial Preferred Stock have preference rights superior to the holders of our Common Stock. The following description of our preferred stock applies to both classes, unless otherwise specified.

Our preferred stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by our board of directors and with such rights, preferences and limitations as are fixed by our board of directors or required by law. Satisfaction of dividend preferences of any outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our Common Stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of preferred stock would be entitled to receive a preferential payment before any payment is made to holders of shares of Common Stock. We may not purchase, retire or otherwise acquire any of our Common Stock unless all dividends and sinking fund installments with respect to any outstanding preferred stock due and payable have been paid. The Class I Serial Preferred Stock offers limited voting rights.

The holders of Class I Serial Preferred Stock and Class II Serial Preferred Stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or securities convertible into our capital stock.

Anti-takeover provisions in our Amended Articles of Incorporation and Amended Regulations

Our Amended Regulations provide that the board of directors may fix the number of directors within a range of nine to eighteen directors, to the extent consistent with applicable law.

The provisions of our Amended Regulations may be amended, to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the board of directors. In addition, our Amended Articles of Incorporation and our Amended Regulations may be amended by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a vote of the board of directors then in office as being in the best interests of Timken and its shareholders.

Although these provision are intended to encourage potential acquiring persons to negotiate with our board of directors and to provide for continuity and stability of management, these provision may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the board of directors, these provisions may render more difficult, and may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent directors.

Certain anti-takeover provisions of Ohio law

Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to that corporation. We are an “issuing public corporation” for purposes of the statute. Our Amended Articles of Incorporation and Amended Regulations do not contain a provision opting out of this statute.

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority-share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. The application of Chapter 1704 and Section 1701.831 may have the effect of delaying, deferring or preventing a change of control involving the Company.

Description of debt securities

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The applicable prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date, and the basis of computation of interest if other than on the basis of a 360-day year consisting of twelve 30-day months;

•

the place or places where the principal of, premium and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issuable, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the forms of the debt securities in fully registered form (and whether the debt securities will be issuable as global securities);

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of the principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	whether the debt securities may be exchangeable for and/or convertible into shares of our Common Stock or any other security;

•	any provisions relating to any security provided for the debt securities, and any subordination in right of payment, if any, of the debt securities;

•	any addition to or change in the events of default and acceleration provisions described under “—Events of default” below and in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this “Description of debt securities” or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may modify or delete any provision of the indenture insofar as it applies to such debt securities); and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•

register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We will initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the applicable prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.

However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary’s policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the applicable prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property laws, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, merger and sale of assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•

either (i) the transaction is a merger or consolidation and we are the surviving entity or (ii) the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity and the successor or transferee assumes our obligations under the debt securities and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of any such transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture, and (except in the case of a lease) when such successor or transferee duly assumes all of our obligations under the debt securities and the indenture, we will be relieved from all such obligations.

Events of default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture or any board resolution, supplemental indenture or officer’s certificate with respect to such series (other than a covenant or warranty that has been included in the indenture or board resolution, supplemental indenture or officer’s certificate solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (i) the rescission and annulment would not conflict with any judgment or decree already rendered, (ii) if all events of default with respect to that series, other than the non-payment of principal, interest or premium, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture and (iii) if the Company has paid or deposited with the trustee a sum sufficient to pay (a) any overdue interest on the debt securities of that series, (b) the principal amount of the debt securities of that series (except the principal, interest or premium that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the debt securities of that series.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture.

The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•

cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained therein, or to conform the provisions of the indenture to this “Description of debt securities” or a description of the debt securities contained in the applicable prospectus supplement, as evidenced by an officer’s certificate;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

provide for the assumption of our obligations by a successor, in the case of a merger or consolidation, or transferee, in the case of a sale, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, and our discharge upon such assumption, as applicable, provided that the requirements described under “Consolidation, merger and sale of assets” are complied with;

•

make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the rights under the indenture of any holder in any material respect;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	provide for the issuance of and establish the form and terms and conditions of additional debt securities as permitted by the indenture;

•	add guarantees with respect to the debt securities or to provide security for the debt securities; or

•

evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as would be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	reduce the rate (or alter the method of computation) of or extend the time for payment of interest, including defaulted interest, on any debt security;

•

waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities, except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration;

•	make the principal of or premium, if any or interest on any debt security payable in currency other than that stated in the debt securities;

•	change any place of payment where the debt securities or interest thereon is payable;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of or premium, interest, if any, on the debt securities and to institute suit for the enforcement of any such payments;

•	make any change in the amendment and waiver provisions listed above; or

•

reduce the percentage in principal amount of any debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past defaults.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of debt securities and certain covenants in certain circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Plan of distribution

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through underwriters or dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements of The Timken Company appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of The Timken Company’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.